Exhibit 10.6

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this “Agreement”) is entered into to be effective as of January 24, 2005, by and among FC Banc Corp, a bank holding company (“FC Banc”), The Farmers Citizens Bank, an Ohio-chartered, FDIC-insured bank with its main office in Bucyrus, Ohio (the “Bank”) (collectively, the “Employer”), and Jeffrey A. Wise, a natural person (“Employee”). Employer and Employee are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

Employee desires to be employed by Employer to serve as Vice President/Chief Financial Officer of the Bank, and Employer desires for Employee to so serve, subject to the terms and conditions hereafter set forth.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

10.	EMPLOYMENT. Bank hereby employs Employee as its Vice President/Chief Financial Officer. In the event of a change in control as below described, Employer agrees to pay to Employee the amount of two years’ severance pay based upon Employee’s annual salary for the previous twenty-four (24) months. Said severance pay shall be paid upon Employee giving to Employer written notice.

11.	CHANGE OF CONTROL.

(A)	A Change of Control shall be deemed to have occurred if there is:

(13)	A purchase or other acquisition by any person, entity or group of persons (within the meaning of section 13 (d) or 14 (d) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) or any comparable successor provisions), directly or indirectly, which results in the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of such person, entity or group of persons equaling 50% or more of the combined voting power of the then outstanding voting securities of FC Banc entitled to vote generally in the election of directors (“Voting Securities”); excluding, however, any acquisition (i) by FC Banc or any person controlled by FC Banc or the Board of Directors of FC Banc, (ii) by any employee benefit plan or related trust sponsored or maintained by FC Banc, (iii) by Employee or (iv) by another group including Employee, but only if Employee any other executives of FC Banc control such group;

(14)	A change, within any rolling two-year period beginning with any date on or after the effective date of this Agreement, in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) at the beginning of such rolling period cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes to this definition, any individual who becomes a member of the Board after the effective date of this Agreement, whose election, or nomination for election, by FC Banc’s security-holders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall not be so considered as a member of the Incumbent Board;

(15)	A merger, reorganization or consolidation to which FC Banc is a party or a sale or other disposition of all or substantially all of the assets of FC Banc (each, a “Corporate Transaction”); excluding however, any Corporate Transaction pursuant to which (i) persons who were security holders of FC Banc immediately prior to such Corporate Transaction do (solely because of their Voting Securities owned immediately prior to Corporate Transaction) own immediately thereafter more than 50 percent of the combined voting power entitled to vote in the election of directors of the then outstanding securities or the company surviving the Corporate Transaction and (ii) individuals who constitute the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the Board of the company surviving such Corporate Transaction; or

(16)	Approval by the security-holders of FC Banc of a plan of complete liquidation or dissolution of FC Banc;

provided however, that notwithstanding anything herein to the contrary, it is the intent of the Parties that any merger or other form of combination, whether by acquisition of securities or sale of assets or otherwise that is declared by the Incumbent Board to be a combination “of equals” pursuant to which persons who comprise the Incumbent Board immediately before such combination will comprise not less than 50 percent of the Board of Directors of the resulting entity after consummation of the combination shall not be a “Change of Control.”

(B)	“Good Reason” shall exist, in the absence of Cause, if, during the twelve month period following the occurrence of any Change of Control:

(13)	Employer commits a material breach of any provision of this Agreement and does not cure such breach within ten (10) days after written notice of such breach is provided to Employer by Employee;

(14)	Employee is assigned, without Employee’s consent, duties or responsibility materially inconsistent with the duties and responsibilities contemplated by Exhibit A of this Agreement;

(15)	There is a reduction or material delay in payment of Employee’s Base Compensation as in effect on the date of the Change of Control;

(16)	Employee is required to reside or travel outside of the Bucyrus, Ohio area, other than on travel reasonably required to carry out Employee’s obligations under this Agreement.

12.	EMPLOYEE’S SEVERANCE PACKAGE

In the event of a change of control, Employee shall be paid in one lump sum payment with the appropriate local, state, and federal taxes withheld.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Employee:

Jeffrey A. Wise

FC Banc Corp:	Witness:

By

Its:

The Farmers Citizens Bank:		Witness:

By

Its: